UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 21, 2025

iBio, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

8800 HSC Parkway

Bryan, Texas 77807

(Address of principal executive offices and zip code)

(979) 446-0027

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IBIO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

Exclusive License Agreement

On April 21, 2025, iBio, Inc. (the “Company”), entered into an exclusive agreement (the “License Agreement”) with AstralBio, Inc. (“AstralBio”), pursuant to which AstralBio has licensed to the Company, on an worldwide exclusive basis and with the right to grant sublicenses, under the AstralBio Licensed Patents and AstralBio Licensed Know-How to Develop, Manufacture and Commercialize and otherwise exploit any product directed to activin E that contains the licensed antibody targeting activin E for research, diagnosis, treatment, prevention, or management of any disease or medical condition (the “Licensed Product”). All capitalized terms herein have the definitions assigned to them in the License Agreement unless otherwise defined herein.

The Company will be solely responsible for all decisions related to the launch, sales and marketing and promotion of the Licensed Products in its discretion, subject to the terms of the License Agreement, and for all costs for all activities related to, the Development, Manufacture and Commercialization of the Licensed Product worldwide. In consideration for the rights and licenses granted by AstralBio to the Company in the License Agreement, the Company has agreed to pay AstralBio (i) an upfront license fee in the amount of $750,000 within thirty days after the effective date of the License Agreement, which the Company will pay by the application u of a credit provided by AstralBio to it in the same amount and (ii) upon the occurrence of specified developmental and commercial milestones, milestone payments of up to a total of $28 million, which can be paid by cash or, provided the Company remains listed on Nasdaq Capital Market or another national stock exchange at the time of the payment, the Company issuing shares of its Common Stock, subject to the Exchange rules, and provided, however, in no event shall the Company issue to AstralBio pursuant to the License Agreement resulting in AstralBio owning more than 19.9% of the total number of shares of Common Stock of the Company as of the date of entering into the License Agreement.  In the event the Company sublicenses the Licensed Product or a product that includes the Licensed Product, the Company will pay AstralBio a sublicense fee, which fee is a range of a low to mid-single-digit percentage based on the proceeds of the sublicense fees to a third party.

The License Agreement will remain in effect at all times and thereafter, unless and until terminated earlier pursuant to the License Agreement. The License Agreement can be terminated (i) by the Company for any reason or no reason upon 45 days’ written notice to AstralBio (ii) by either party upon written notice to the other party if the other party materially breaches the License Agreement and such breach is not cured to the reasonable satisfaction of the non-breaching party within 90 days of receipt of such written notice (iii) by either party upon certain bankruptcy or insolvency events of the other party and (iv) by AstralBio if the Company or any sublicensee challenges the patentability, enforceability or validity of any claim related to any AstralBio Licensed Patent or the secret and substantial nature of any AstralBio Licensed Know-How, subject to certain exceptions as set forth in the License Agreement.

The Licensed Product was identified by AstralBio using the Company’s proprietary technology stack and was designed for subcutaneous administration with the potential for an extended half-life.

The foregoing descriptions of the License Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.1, and which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in the License Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 7.01.  Regulation FD Disclosure.

On April 22, 2025, the Company issued a press release announcing the entry into the License Agreement with AstralBio. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01 and in the press release furnished as Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and shall not be incorporated by reference into any filing with the Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1†	Exclusive License Agreement, dated April 21, 2025, by and between iBio, Inc. and AstralBio, Inc.
99.1	Press Release dated April 22, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
†

The Company has omitted certain portions of this exhibit which are indicated therein by [**] in accordance with Item 601(b)(10) of Regulation S-K. The Company agrees to furnish unredacted copies of these exhibits to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2025	IBIO, INC.

	By:	/s/ Marc A. Banjak
Name: Marc A. Banjak
Title: Chief Legal Officer